For Immediate Release:

Green EnviroTech Holdings, Corp. Explains the Importance of Carbon Black to the Company

JAMESTOWN, CA—(Marketwired – April 20, 2017) - Green EnviroTech Holdings, Corp. (OTC PINK : GETH ) explains the importance of carbon black as a potential revenue stream for the company.

Traditional approaches to producing virgin carbon black, a black powder or granular substance, involve the incomplete combustion of hydrocarbons in a limited supply of air, and generate sulfur oxide and nitrogen oxide emissions.

Demand for carbon black in the USA is growing whilst production capacity in decreasing. “Value demand for Carbon Black in North America is expected to maintain a CAGR of 4.5% between 2016 and 2022 and reach a projected US$3.2 billion by 2022 up from a forecasted US$2.4 billion in 2016.” Carbon Black – A Global Market Overview; © Industry Experts

The EPA has targeted the US carbon black industry to significantly reduce its nitrogen oxide emissions and its sulfur oxide emissions. These pressures have reduced carbon black production in the US at a time when domestic demand for carbon black is increasing and the industry is forecasting a shortfall in production of virgin carbon black by 2020. In addition, an increasing number of companies that use carbon black in the manufacture of their products are looking for cleaner sources, preferably from reclaimed tires.

Uses of carbon black include:

●	As a pigment and reinforcement in automobile tires. Carbon black helps conduct heat away from the tread and belt area of the tire, reducing thermal damage and increasing tire life

●	In some radar absorbent materials to reduce the radar cross-section of an aircraft

●	In photocopier and laser printer toner; and in other inks and paints

●	In coloring of resins and films, due to the high tinting strength and stability of carbon black

●	In belts, hoses, and other non-tire rubber goods

●	As a pigment in inks, coatings and plastics. For example, it is added to polypropylene because it absorbs ultraviolet radiation, which otherwise causes the material to degrade

●	In various applications for electronics. As a good conductor of electricity, carbon black is used as a filler mixed in plastics, elastomer, films, adhesives, and paints

●	As an anti-static additive for fuel caps and pipes for automobiles

●	In food and beverage packaging around the world. It is used in multi-layer UHT milk bottles in the US, parts of Europe and Asia, and South Africa, and in items like microwavable meal trays and meat packaging trays in New Zealand

“Global consumption of Carbon Black is expected to reach 13.9 million metric tons which equates to US$14.4 billion in 2016. Consumption is forecasted to maintain a CAGR of 5.6% between 2016 and 2022 to reach 19.2 million metric tons which is the equivalent of US$20.4 billion by 2022.” Carbon Black – A Global Market Overview; © Industry Experts

Chris Bowers stated, “We believe that Carbon black, reclaimed from End of Life Tires, will be a major revenue stream for GETH, as carbon black represents nearly 40% by weight of a tire. The high quality of our carbon black, as proven through our lab tests, indicates that the Carbon Finishing Plant ought to become profitable from Q4 2017 and generate positive cash flow for GETH starting in Q1 2018. In addition to the anticipated robust financial performance of our Carbon Finishing Plant, we believe our GEN 1 Tire Processing Solution will be a clean and environmentally friendly way of producing reclaimed carbon black.”

About GreenEnviroTech Holdings

GreenEnviroTech Holdings, Corp. (GETH) is a pioneer in sustainable development. Our mission is to find and implement practical, economical solutions that will clean up the environment. Our technologies will convert waste into valuable products and help to protect the planet. We will create local jobs and stimulate economic growth in the communities where we do business.

For more information on GETH or for more information on the public data used in this press release:

www.greenenvirotech.com

CONTACT INFORMATION

Public Relations and Media Contact:

LCG

Headquarter Office

702.333.4886

www.lcginfo.com

Forward Looking Statement

This press release contains forward-looking statements that relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.